EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61190) pertaining to the Delta Apparel, Inc. 2001 Stock Option Plan and Delta Apparel, Inc. 2001 Incentive Stock Award Plan of our reports dated September 6, 2006, with respect to the consolidated financial statements and schedule of Delta Apparel, Inc., Delta Apparel, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Delta Apparel, Inc. included in the Annual Report on Form 10-K/A for the year ended July 1, 2006.
/s/ Ernst & Young LLP
Atlanta, Georgia
September 13, 2006